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+--------+
| FORM 4 |          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                      WASHINGTON, D.C. 20549

                   Filed pursuant to Section 16(a) of the Securities
                     Exchange Act of 1934, Section 17(a) of the
                    Public Utility Holding Company Act of 1935 or
                   Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

    Hantman, Arnold
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        (Last)                      (First)                        (Middle)

    11190 Biscayne Boulevard
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                                   (Street)

    Miami, Florida 33181
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        (City)                      (State)                           (Zip)


2.  Issue Name and Ticker or Trading Symbol  SFBC International, Inc. (SFCC)
                                            ------------------------------------

3.  IRS or Social Security Number of Reporting Person (voluntary)
                                                                 ---------------

4.  Statement for Month/Year   12/2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year) N/A
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


     X  Director     X  Officer             ___ 10% Owner    ___ Other
    ---             --- (give title below)                       (specify below)

    ----------------------------------------------------------------

                            Chief Executive Officer
                            -----------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title           2. Trans-     3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-      7. Nature
   of                 action        action          or Disposed of (D)                Securities           ship           of In-
   Security           Date          Code            (Instr. 3, 4 and 5)               Beneficially         Form:          direct
   (Instr. 3)         (Month/       (Instr. 8)                                        Owned at             Direct         Bene-
                      Day/       ----------------------------------------------       End of               (D) or         ficial
                      Year)                                                           Month                Indirect       Ownership
                                 Code       V       Amount     (A) or    Price        (Instr. 3 and 4)        (I)         (Instr. 4)
                                                               (D)                                         (Instr. 4)
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
Common Stock       12/13/01      S               100,000       D         $16.25      449,411                D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v)




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FORM 4 (continued)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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
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
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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security      ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           Indirect      (Instr.
                               Exer-    tion         Title   Number of                      of               (1)           4)
                               cisable  Date                 Shares                         Month            (Instr. 4)
                                                                                            (Instr. 4)
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
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

Explanation of Responses:


          /s/ Arnold Hantman                    1/9/02
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.